Exhibit 99.1

For Immediate Release

A.P. Pharma to Present APF530 Patient-Satisfaction Data from Phase 3 Study

– Poster at the Multinational Association of Supportive Care in Cancer and the International Society of Oral Oncology International Symposium –

REDWOOD CITY, Calif. – June 20, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today announced that the Company will present patient-satisfaction data from its Phase 3 trial of APF530 at the Multinational Association of Supportive Care in Cancer and the International Society of Oral Oncology (MASCC/ISOO) International Symposium. The MASCC/ISOO 2012 International Symposium focuses on the clinical management of supportive care in oncology and will be held in New York City June 28 – 30. APF530 is the Company’s lead product candidate being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV).

Presentation details are as follows:

Title:	Patient satisfaction with control of emesis following chemotherapy: comparison of APF530, a subcutaneous extended-release formulation of granisetron versus intravenous palonosetron
Authors:	Rebecca Clark-Snow, Veena Charu, Nashat Gabrail, Ronald Yanagihara, Martin Rosenberg, Erin O’Boyle, John Barr
Abstract No.:	1109
Presentation:	June 29, 2012, Poster Session II

The full abstract is available on the MASCC/ISOO website, here.

About APF530

A.P. Pharma’s lead product, APF530, is in development for the prevention of both acute-onset and delayed-onset chemotherapy-induced nausea and vomiting (CINV). APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Intravenous and oral formulations containing granisetron are approved for the prevention of acute-onset CINV, but not delayed-onset CINV. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of CINV. A.P. Pharma

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A.P. Pharma to Present APF530 Patient-Satisfaction Data from Phase 3 Study	Page 2

received a Complete Response Letter on the APF530 NDA and is targeting the resubmission of the NDA in mid-2012. The Company has additional research and development programs that utilize its bioerodible, injectable and implantable delivery systems. For further information, please visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

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